Exhibit 99.1

NewLink Genetics Announces Updated Data for Indoximod Plus Radio-Immunotherapy in DIPG to be Presented at ISPNO 2018 Meeting

Ames, Iowa, June 20, 2018 -- NewLink Genetics Corporation (NASDAQ:NLNK) today announced that updated data for patients with diffuse intrinsic pontine glioma (DIPG) from NLG2105, a Phase 1 study evaluating indoximod in combination with radiation and chemotherapy for the treatment of pediatric patients with progressive brain tumors, will be presented at the International Symposium on Pediatric Neuro-Oncology (ISPNO) in Denver, Colorado. The presentation session and time are noted below.

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Poster Session 1: IMMU-25 - Radio-immunotherapy using the IDO pathway inhibitor indoximod for children with newly-diagnosed DIPG, to be presented by Theodore S. Johnson, M.D., Ph.D., Georgia Cancer Center, Augusta University, Sunday, July 1, 5:00PM - 6:30PM MT, Hyatt Regency Denver

About Indoximod
Indoximod is an investigational, orally available small molecule targeting the IDO pathway. The IDO pathway is a key immuno-oncology target involved in regulating the tumor microenvironment and immune escape. Indoximod is being evaluated in combination with treatment regimens including chemotherapy, radiation, checkpoint blockade and cancer vaccines across multiple indications such as AML, DIPG and melanoma.
About NewLink Genetics Corporation
NewLink Genetics is a clinical stage biopharmaceutical company focusing on discovering, developing and commercializing novel immuno-oncology product candidates to improve the lives of patients with cancer. NewLink Genetics' IDO pathway inhibitors are designed to harness multiple components of the immune system to combat cancer. For more information, please visit www.newlinkgenetics.com and follow us on Twitter @NLNKGenetics.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words "will," “to be,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about results of NewLink’s clinical trials for product candidates and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink Genetics' Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink Genetics’ views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics' views as of any date subsequent to the date of this press release.

Exhibit 99.1

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Investor Contact:
Lisa Miller
Director of Investor Relations
NewLink Genetics
515-598-2555
lmiller@linkp.com

Media Contact:
Sharon Correia
VP, Integrated Communications
LaVoieHealthScience
617-374-8800, ext. 105
scorreia@lavoiehealthscience.com